Exhibit 10.16


                                   [Letterhead
                                       of
                        Pacific Ocean Restaurants, Inc.]




April 6, 1999

Mr. Clyde E. Culp
Tanner's Restaurant Group
5500 Oak Brook Pkwy
Suite 260
Norcross, Ga. 30093


Dear Clyde:

Pursuant to our note dated March 25, 1999 regarding advances made to Pacific Ocean Restaurant Group by you on behalf of Tanner's, this letter is to clarify our franchising commitment to Tanner's.

Specifically, we have agreed to a one-unit franchise of the Towe Lake site, now partially finished as a Tanner's Restaurant. The franchise fee for this restaurant is $25,000 which will be billed to Tanner's upon opening. Tanner's will be entitled to receive image services, menu training, and pre-opening support, for this fee. We would suggest you send a team to California to actually work in a Crabby Bob's restaurant. As is standard, Tanner's would be responsible for all travel and living expenses for your managers and any trainers required beyond two that we would normally send for an opening.

Once open, Tanner's would pay a 4% royalty fee on gross sales less allowable discounts. This should be paid monthly within ten days after the end of the month. If not paid in that period, Tanner's will be charged a 1% per month interest fee until paid. This royalty will be a standard fee for the use of the Crabby Bob's name, menu design, and over-all image. Trade dress and operational support.

Separately, we have also agreed to provide Tanner's a five (5) unit development territory for Crabby Bob's in Georgia. This will be in addition to the Towne Lake property operating as a Crabby Bob's. The franchise fee for this will be $25,000 per store, charged $10,000/store in advance upon signing the development agreement and $15,000 will be paid on a per store basis when each store opens. We will waive the $10,000/store or $50,000 front-end fee as part of our loan agreement with you. Royalties for all stores will be 4% of gross sales less allowable discounts. Our development schedule expectation will be as follows:

             MO./YEAR                      CRABBY BOB'S CONSTRUCTION
             --------                      -------------------------

               1999                                Towne Lake
            June, 2000                                 1
            Dec., 2000                                 1
            June, 2001                                 1
            Dec., 2001                                 1
            Dec., 2002                                 1


As you know, our specific unit, franchise agreement and development agreement will be patterned after the Tanner's agreements in their UFOC and will be sent to Tanner's for signing sometime this summer. The above terms will be the basis for those more detailed agreements.

If you agree to this, please sign where indicated.

Sincerely:

/s/ John Creed
--------------
John Creed


/s/ Timothy R. Robinson
-----------------------
On Behalf of Tanner's

    4/7/99
----------------
Date